SCHEDULE A

FEE AND EXPENSE AGREEMENT

WELLS FARGO VARIABLE        TRUST

(Capped Operating Expense Ratios)

Name of fund	capped operating expense ratio	Expiration/ Renewal Date
VT Discovery Fund Class 2	1.15%	April 30, 2015
VT Index Asset Allocation Fund Class 2	1.00%	April 30, 2015
VT International Equity Fund Class 1 Class 2	0.69% 0.94%	April 30, 2015 April 30, 2015
VT Intrinsic Value Fund1 Class 2	1.00%	April 30, 2015
VT Omega Growth Fund Class 1 Class 2	0.75% 1.00%	April 30, 2015 April 30, 2015
VT Opportunity Fund Class 1 Class 2	0.75% 1.00%	April 30, 2015 April 30, 2015
VT Small Cap Growth Fund Class 1 Class 2	0.95% 1.20%	April 30, 2015 April 30, 2015
VT Small Cap Value Fund2 Class 1 Class 2	0.89% 1.14%	April 30, 2015 April 30, 2015
VT Total Return Bond Fund3 Class 2	0.90%	April 30, 2015

Schedule A Amended:  November 18, 2015

1On November 18, 2015 the Board of Trustees of Wells Fargo Variable Trust approved the liquidation of the VT Intrinsic Value Fund effective on or about April 30, 2016.

2On November 18, 2015 the Board of Trustees of Wells Fargo Variable Trust approved the liquidation of the VT Small Cap Value Fund effective on or about April 30, 2016.

3On November 18, 2015 the Board of Trustees of Wells Fargo Variable Trust approved the liquidation of the VT Total Return Bond Fund effective on or about April 30, 2016.
The foregoing schedule of capped operating expense ratios is agreed to as of November 18, 2015 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

By:

            C. David Messman

            Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Paul Haast

Senior Vice President